Exhibit 5.1
                                  Arent Fox LLP
                           1050 Connecticut Avenue, NW
                            Washington, DC 20036-5339


                                                                 March 20, 2007
PHC, Inc.
200 Lake Street, Suite 102
Peabody, Massachusetts 01960

Gentlemen:

     We have acted as special counsel for PHC, Inc., a Massachusetts corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers the public offering by the selling stockholders of up to 1,707,149 shares of the Company's Class A common stock, par value $0.01 per share (the "Selling Stockholder Shares"). Certain of the Selling Stockholder shares are issuable upon exercise of warrants (the "Underlying Shares").

     With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) other than the Underlying Shares, the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable and (ii) the Underlying Shares will be, when issued in accordance with the terms of the warrants pursuant to which they are issuable, validly issued, fully paid and non-assessable.

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     The opinions  expressed herein are limited to the Business  Corporation Law
of  the  Commonwealth  of   Massachusetts   and  reported   judicial   decisions
interpreting that statute as currently in effect. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,


                                    /s/ Arent Fox LLP
                                        ARENT FOX LLP

                                        Arent Fox LLP
                                        New York, NY - Washington D. C.



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